Exhibit 99.1

NEWS RELEASE

ASCENA RETAIL GROUP, INC. CLOSING ITS BROTHERS BRAND

MAHWAH, NJ – FEBRUARY 17, 2015 – Ascena Retail Group, Inc. (NASDAQ - ASNA) today announced that as part of a strategic review of its Justice business, it has decided to close its Brothers brand. Operations are expected to be fully wound down by the end of the company’s fiscal year.

Ascena CEO David Jaffe commented, “We are mindful of the impact this decision has on our customers and associates. At this point in its evolution, it is appropriate for Justice to focus on its core girls business, including refinement of its merchandise assortment and overall marketing strategy.”

Wind-down costs associated with the decision to close Brothers are not expected to be material to the company’s financials. For fiscal 2014, Brothers represented less than 1% of the total Ascena revenue base, and the Brothers brand has been operating at a loss since its inception.

About Ascena Retail Group, Inc.

Ascena Retail Group, Inc. (NASDAQ: ASNA) is a leading specialty retailer offering clothing, shoes, and accessories for missy and plus-size women under the Lane Bryant, Cacique, maurices, dressbarn and Catherines brands; and for tween girls under the Justice brand. Ascena Retail Group, Inc. operates through its subsidiaries approximately 3,900 stores throughout the United States and Canada.

For more information about Ascena Retail Group, Inc. and its brands, visit www.ascenaretail.com, www.lanebryant.com, www.maurices.com, www.dressbarn.com, www.catherines.com, www.cacique.com, and www.shopjustice.com.

Forward-Looking Statements

Certain statements made within this press release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially. The company does not undertake to publicly update or review its forward-looking statements even if experience or future changes make it clear that our projected results expressed or implied will not be achieved. Detailed information concerning a number of factors that could cause actual results to differ materially from the information contained herein is readily available in the company’s most recent Annual Report on Form 10-K for the year ended July 26, 2014.

CONTACT:	Ascena Retail Group, Inc.
Investor Relations
(551) 777-6895
ICR, Inc.

James Palczynski
Partner
(203) 682-8229
jp@icrinc.com